Exhibit 10.1

D.A. COMPLIANCE AGREEMENT

This Operations Agreement (hereinafter “Agreement”) entered into as of the 1st day of May, 2010, by and between NORTHEAST OHIO NATURAL GAS CORP (hereinafter “Operator”) and GREAT PLAINS EXPLORATION (hereinafter “Owner”).

RECITALS

WHEREAS, Owner is the employer of commercial motor vehicle drivers which are subjected to a DOT Drug and Alcohol (D.A.) testing program recognized and approved by the Operator.

WHEREAS, Operator desires to implement and manage D.A. compliance for the Owner according to the terms and conditions specified herein, it being understood that Operator is a public utility regulated by The Public Utilities Commission of Ohio (PUCO) pursuant to the Title 49 of the Ohio Revised Code; and,

NOW, THEREFORE, in consideration of the covenants and mutual promise container herein, Owner and Operator agree as follows:

1.	TERM

1.1

This agreement shall be effective May 1, 2010 and shall continue for a term of five (5) years and thereafter shall automatically renew on a yearly basis unless terminated by either party hereto. Notice of termination must be given by the party desiring termination at least sixty (60) days prior to May 1st of the year preceding such termination.

2.	OPERATING PAYMENT

2.1	Owner shall pay to Operator a monthly management payment for the implementation and management of D.A. compliance in the amount as set forth below:

A.	Base Monthly Operating Charge:

i)	Period May 1, 2010 through April 30, 2015	$500.00/ Mo.

B.	In the event some of the duties and responsibilities are transferred from Operator to Owner, both parties agree to modify the Base Monthly Operating Charge paid by Owner to Operator, pursuant to the Agreement, to a rate mutually agreeable to both parties. Transfer of responsibilities shall require Operator’s approval based on Owner’s ability to competently perform such responsibilities.

C.	Any incidental D.A. costs such as test site fees, consortium processing fees or other D.A. testing related fees, shall be paid by Owner.

D.	Any costs related to D.A. employee rehabilitation, return to duty and follow up testing shall be paid by Owner.

2.2	All operating payments shall be due and payable within thirty (30) days of Owner’s receipt of Operator’s invoice. Payment shall be mailed to the following address, or other address that may be designated by Operator from time to time: 5640 Lancaster-Newark Rd. NE, Pleasantville, OH 43148-9705. Invoice shall be mailed to Owner at: 8470 Station Street, Mentor, OH 44060

2.3	To the extent Owner fails to make payments by such date, the operating payments due and payable shall be increased by one and one-half percent (1.5%) of the unpaid balance due each month.

3.	DUTIES AND RESPONSIBILITIES OF OPERATOR

3.1	Operator will provide a Drug and Alcohol Plan (hereinafter referred to as the “D.A. Plan”) and will perform those duties and responsibilities as set forth on Exhibit A attached hereto and made a part of this Agreement.

3.2	Operator will coordinate training and assistance classes in regards to the D.A. program as needed to the Owner’s designated personnel.

4.	DUTIES AND RESPONSIBILITIES OF OWNER

4.1	Owner will provide designated personnel who will perform covered functions under the D.A. program as well as its own management supervisory trained to observe and report personnel in violation of said program.

5.	PROGRAM CHANGES

5.1	It is understood that the D.A. program may be revised by Operator to incorporate any regulatory requirements and any reasonable changes in procedures. It is understood that Operator may elect to subcontract with others for services. In the event of a subcontract, Operator still remains responsible to Owner for said services.

6.	USE OF PROPERTY

6.1	Owner, at its discretion, shall have the right to enter upon and inspect the program documentation and audit any records of Operator having any relationship to the programs or payments provided for in this Agreement.

7.	INSURANCE

7.1	Operator shall procure and cause to remain in effect insurance coverage for the services to be performed as Operator, meeting the following minimum specifications:

a.	Workers’ Compensation insurance in full compliance with the laws of the state of Ohio;

8.	LIABILITY FOR LOSS, DAMAGE OR INJURY

8.1	In the event an action shall occur due to the negligence of Operator, Operator shall protect, defend, indemnify and hold Owner harmless against any all losses, claims, damages, liabilities, costs or expenses, arising out of or resulting from any damage to property or any injury to or death of any person to which Owner may become subject, including, without limitation, amounts paid in settlement of any claim or litigation, commenced or threatened, reasonable attorneys’ fees, expert witness fees and other costs and expenses incidental thereto, that may be occasioned by any cause whatsoever pertaining to Operator’s D.A. program. Owner reserves the right to participate in any and all proceedings, at Owner’s own cost and expense, relative to this Paragraph 8.2 if Owner deems its participation is necessary to protect its interest relative to the Pipeline or this Agreement. Operator shall promptly deliver to Owner any and all papers, notices and documents served on or delivered to Operator or their employees and agents in conjunction with any claim, suit, action, or proceeding commenced or threatened against Operator, Owner of both Operator and Owner jointly concerning the D.A. program.

8.2

Except as provided for in Paragraph 8.2 above, Owner shall protect, defend, indemnify and hold Operator harmless against an and all losses, claims, damages, liabilities, costs or expenses arising out of or resulting from any damage to property or any injury to or death of any person to which Operator may become subject, including, without limitation, amounts paid in settlement of any claim or litigation, commenced or threatened, reasonable attorneys’ fees, expert witness fees and other costs and expenses incidental thereto, pertaining to Owner’s D.A. program. Operator reserves the right to participate in any and all proceedings, at Operator’s own cost and expense, relative to this Paragraph 8.3 if Operator deems its participation is necessary to protect its interest relative to the Pipeline or this Agreement. Owner shall promptly deliver to Operator any and all papers, notices and documents served on or delivered to Owner or its employees and agent in conjunction with any claim, suit, action or proceeding commenced or threatened against Operator, Owner or both Operator and Owner jointly concerning the D.A. program.

9.	ASSIGNMENT

9.1	Owner and Operator may not assign this Agreement or any rights hereunder without the prior written consent of the other party.

10.	OWNER’S RIGHT TO TERMINATE

10.1	Owner may, by written notice to Operator, declare Operator in default on the occurrence of any failure of the Operator to perform any of its obligations under this Agreement. In the event Operator has not cured or reasonably commenced to cure any default specified in this Section 10.1 within sixty (60) days written notice given by Owner to Operator of such default, Owner may terminate the Agreement.

10.2	No failure on the part of Owner to exercise any remedy or right and no delay in the exercise by Owner of any remedy or right shall preclude any other or future exercise of that remedy or right or the exercise of any other rights or remedies. No forbearance by Owner to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred.

11.	OPERATOR’S RIGHT TO TERMINATE

11.1	Operator may, by written notice to Owner, declare Owner in default on the occurrence of any failure of the Owner to perform any of its obligations under this Agreement. In the event Owner has not cured or reasonably commenced to cure any default specified in this Section 11.1 within sixty (60) days written notice given by Operator to Owner of such default, Operator may terminate the Agreement.

11.2	Operator at its option, after giving sixty (60) days’ written notice, may terminate this Agreement in the event any regulatory body having jurisdiction over Operator should by any action or inaction cause a substantial or material change in the responsibilities and duties of either party to this Agreement. Operator’s performances and obligations pursuant to this Agreement shall also be excused by Owner at Operator’s request if such performance and obligations, or the performance and obligations under any agreements concerning service provided or to be provided by Operator are restricted, altered or modified by regulatory, governmental or court action.

11.3

No failure on the part of Operator to exercise any remedy or right and no delay in the exercise of any remedy or right shall operate as a waiver. No single or partial exercise by Operator of any remedy or right shall preclude any other or future exercise of that remedy or right or the exercise of any other rights or remedies. No forbearance by

Operator to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred.

12.	RETURN OF PROPERTY

12.1	Upon the expiration of the term of this Agreement, or upon termination under Section 10 or Section 11 hereof, Operator shall transfer to Owner all records and files or copies thereof, pertaining to D.A. compliance documentation.

13.	NOTICES

13.1	All notices required under this Agreement shall be given by certified or registered mail with postage prepaid to the party to be notified and shall be deemed given when mailed to the address specified below or, in the event of a changed address, to the address specified by the party whose address is changed:

NORTHEAST OHIO NATURAL GAS CORP.

5640 Lancaster-Newark Rd. NE

Pleasantville, OH 43148-9705

Attn: Marty Whelan

GREAT PLAINS EXPLORATION

8470 Station Street

Mentor, OH 44060

Attn: John Magnusson

14.	MISCELLANEOUS

14.1	All amendments to this Agreement must be in writing and signed by both parties.

14.2	This Agreement and the exhibits attached hereto and incorporated herein by reference, constitute the entire Agreement between Owner and Operator. No agreements, representations or warranties other then those specifically set forth in this Agreement shall be binding on any of the parties unless set forth in writing and signed by both parties.

14.3	This Agreement shall be deemed to be executed and delivered in the state of Ohio and shall be interpreted under the governed by the laws of the state of Ohio.

14.4	If any provisions of this Agreement or the application of any provision to any party or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of the provision to the other parties or circumstances shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove first written.

NORTHEAST OHIO NATURAL GAS CORP.

By:	/s/ Thomas J. Smith

Title:	President

GREAT PLAINS EXPLORATION

By:	/s/ Gregory J. Osborne

Title:	President